Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Jerold R. Kassner
November 10, 2009	Swank, Inc.
Taunton, MA 02708
(508) 822-2527

SWANK, INC. ADOPTS NEW STOCKHOLDER RIGHTS PLAN

NEW YORK, NY, November 10, 2009—Swank, Inc. (“Swank” or the “Company”) (OTC:SNKI), announced today that its Board of Directors has adopted a new stockholders rights plan. Under the terms of the stockholders rights plan, the Company will distribute to its stockholders rights to purchase one one-hundredth of a share of newly created Series E Junior Participating Preferred Stock at an initial exercise price of $16.00. One right will be distributed for each share of the Company’s common stock outstanding on November 23, 2009. The stockholder rights plan succeeds Swank’s prior rights plan, which originally was adopted in 1999 and will expire by its terms on November 11, 2009. The rights will expire on November 10, 2019 subject to earlier termination as provided in the rights plan. After the stockholder rights plan takes effect, any stockholder or group that acquires beneficial ownership of 25% or more of Swank’s outstanding securities without the approval of Swank’s board of directors would be subjected to significant dilution in its holdings.

Commenting on the adoption of the stockholder rights plan, John Tulin, Chairman and Chief Executive Officer of the Company, stated “We believe the stockholders rights plan, like our prior stockholder rights plans, is in the best interests of our stockholders, as it contains provisions to protect stockholders and the Company from coercive or unfair takeover tactics.” He noted that the stockholders rights plan was not adopted in response to any specific offer or effort to acquire control of the Company.

Forward Looking Statements. Certain of the preceding paragraphs may contain forward-looking statements, which are based upon current expectations and involve certain risks and uncertainties. Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, readers should note that these statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those indicated by such forward-looking statements. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein as a result of new information, future events or otherwise.

Swank designs and markets men’s jewelry, belts and personal leather goods. The Company distributes its products to retail outlets throughout the United States and in numerous foreign countries. These products, which are known throughout the world, are distributed under the names “Kenneth Cole”, “Tommy Hilfiger”, “Nautica”, “Geoffrey Beene”, “Claiborne”, “Guess?”, “Tumi”, “Chaps”, “Donald Trump”, “Steve Harvey”, “Pierre Cardin”, “Buffalo David Bitton,” “US Polo Association”, and “Swank”. Swank also distributes men’s jewelry and leather items to retailers under private labels.